Exhibit 99.1

For Immediate Release

PARLUX ANNOUNCES NASDAQ COMPLIANCE NOTICE

FORT LAUDERDALE, FLORIDA July 16, 2007.  Parlux Fragrances, Inc. (NASDAQ:PARL) (“Parlux”) announced today that on July 12, 2007 it received a notice from The Nasdaq Stock Market ("Nasdaq") that Parlux's filing delinquency has been cured.  As a result, the hearing that Parlux requested has been deemed moot by Nasdaq and will not be held.

On July 2, 2007, Parlux received a Nasdaq Staff Determination Letter notifying it that its failure to timely file its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 constitutes a failure to satisfy the filing requirement for continued listing under Nasdaq Marketplace Rule 4310(c) (14).  On July 9, 2007, Parlux requested an appeal and hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  On July 11, 2007, Parlux filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.  It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, Jessica Simpson, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116

Raymond J. Balsys, Ext. 8106

Web site:

http://www.parlux.com